Exhibit 99.1

ONSS Announce Sale of Offset Printing Division

    ALEXANDRIA, Va.--(BUSINESS WIRE)--Oct. 8, 2003--On-Site Sourcing, Inc. (Nasdaq:ONSS), announced today it has completed the sale of its offset printing operation located in Gaithersburg, MD. The division was sold for total consideration of $1.425 million with an effective date of September 30, 2003. Under the terms of the sale, the company received $925,000 in cash proceeds on closing and $500,000 in the form of a five-year note receivable.
    Directly attributable to the sale, the Company expects to record a charge, in the Third Quarter ending September 30, 2003, of approximately $760,000, of which $560,000 represents a non-cash charge related to the write-off of certain equipment.
    Christopher Weiler, President and CEO, commented, "As part of our strategic evaluation of our business, we have concluded that offset printing is no longer part of our long-term focus. The sale of our unprofitable printing division will allow the Company to focus on growing its profitable core operations of imaging and electronic file processing services, reduce debt on our balance sheet and enhance future profitability."

    On-Site Sourcing, Inc. provides various outsourcing services related to documents, data, and office management. Target clients generate large volumes of documents and information that require specialized processing, distribution, storage, and retrieval of these documents and related information they contain. Typical customers include law firms, corporations, nonprofit organizations, accounting firms, financial institutions and other organizations throughout the United States.

    This press release includes "forward-looking statements" within the meaning of the federal securities laws, which involve uncertainties and risks. These include statements regarding events or developments that the Company expects or anticipates will occur in the future, such as statements about the Company's strategies to improve operating performance. A number of risks and uncertainties could cause actual results, events and developments to differ from expectations, including the effectiveness of programs to increase revenues and cash flow and to reduce costs, and the actions of competitors. Please refer to the Company's 2002 Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete discussion of these and other important factors that could cause results to differ materially from those projected by these forward-looking statements.

    CONTACT: On-Site Sourcing, Inc.(ONSS)
             Jason Parikh, 703-276-1123
             jparikh@onss.com